Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation

Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on August 30, 2021, of our report dated April 15, 2022, with respect to the consolidated balance sheets of Cerberus Cyber Sentinel Corporation (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the two years then ended, which report appears in the Company’s Form 10-K, dated April 15, 2022.

Our report dated April 15, 2022, relating to the consolidated financial statements of Cerberus Cyber Sentinel Corporation, Inc. for the year ended December 31, 2021 refers to other auditors. We did not audit the financial statements of Arkavia Networks, SpA, a wholly-owned subsidiary, which statements reflect total assets of $12.1 million at December 31, 2021, and total revenues of $1.3 million for the month then ended. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arkavia Networks, SpA, is based solely on the report of the other auditor.

Certified Public Accountants

Phoenix, Arizona

July 15, 2022